FOR IMMEDIATE RELEASE
November 7, 2007

Contact:  Jesus R. Adia
               President and Chief Executive Officer
         (718) 677-4414

   Flatbush Federal Bancorp, Inc. Reports 2007 Third Quarter Operating Results

Brooklyn,  NY - Flatbush  Federal  Bancorp,  Inc. (the  "Company") (OTC Bulletin
Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the "Association"), announced consolidated net income of $31,000, or $0.01 per share for the quarter ended September 30, 2007 as compared to net income of $98,000, or $0.04 per share for the same quarter in 2006.

The Company's assets decreased $3.5 million, or 2.3%, to $150.9 million at September 30, 2007 from $154.4 million at December 31, 2006. Cash and cash equivalents decreased $1.0 million, or 25.0%, to $3.0 million at September 30, 2007 from $4.0 million at December 31, 2006. Loans receivable decreased $1.9 million, or 1.8%, to $104.3 million as of September 30, 2007 from $106.2 million as of December 31, 2006. Mortgage-backed securities decreased $575,000, or 2.2%, to $26.2 million as of September 30, 2007 from $26.7 million as of December 31, 2006. Investment securities remained at $7.0 million as of September 30, 2007 and as of December 31, 2006.

Total deposits decreased $2.0 million, or 1.9%, to $103.6 million at September 30, 2007 from $105.6 million at December 31, 2006. Advances from the Federal Home Loan Bank of New York decreased $1.3 million, or 4.3%, to $29.2 million at September 30, 2007 from $30.5 million at December 31, 2006.

Total stockholders' equity increased $752,000 to $15.8 million as of September 30, 2007 from $15.0 million as of December 31, 2006.

On June 30, 2005, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company's outstanding shares of common stock. On August 30, 2007, the Company approved a second stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company's outstanding shares of common stock. Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions. Repurchased stock is held as treasury stock and will be available for general corporate purposes. During the quarter ended September 30, 2007, the Company repurchased a total of 7,360 shares. As of the quarter ended September 30, 2007, 51,260 shares have been repurchased at a weighted average price of $7.77.

INCOME INFORMATION - Three month periods ended September 30, 2007 and 2006

Net income decreased $67,000, to $31,000 for the quarter ended September 30, 2007 from $98,000 for the quarter ended September 30, 2006. The decrease in net income for the quarter was primarily due to decreases of $25,000 in interest income, and increases of $104,000 in interest expense on deposits, and $15,000 in interest expense on borrowings from the FHLB of New York, which, however, were partially offset by decreases of $40,000 in non-interest expense and $34,000 in income taxes.

INCOME INFORMATION - Nine month periods ended September 30, 2007 and 2006

Net income increased $279,000, to $416,000 for the nine months ended September 30, 2007 from $137,000 for the nine months ended September 30, 2006. The increase was primarily due to increases of $341,000 in interest income, $479,000 in non-interest income, and decreases of $119,000 in income taxes and $47,000 in provision for loan loss, which, however, were partially offset by increases of $423,000 in interest expense on deposits, $276,000 in interest expense on borrowings from the Federal Home Loan Bank of New York and $7,000 in non-interest expense. Non-interest income included proceeds of $500,000 from a life insurance policy the Association owned on the life of the Company's former

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CEO and President, Anthony J. Monteverdi.  Non-interest expense included the one time accrual of $221,000 during the nine months ended September 30, 2007 for the accelerated vesting of stock options and restricted stock following the death of Mr. Monteverdi.

Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.



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SELECTED FINANCIAL CONDITION DATA

(dollars in thousands)       September 30,  December 31,
                                 2007           2006
                             ------------   ------------
Total Assets                 $    150,898   $    154,382
Loans Receivable                  104,325        106,230
Investment                          6,991          6,990
Securities
Mortgage-backed Securities         26,152         26,727
Cash and Cash Equivalents           2,986          4,007
Deposits                          103,588        105,641
Borrowings                         29,154         30,487
Stockholders Equity                15,798         15,046

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

CONDENSED OPERATING DATA

                                        AT OR FOR THE THREE             AT OR FOR THE NINE
                                        MONTHS ENDED SEPTEMBER 30,      MONTHS ENDED SEPTEMBER 30,
(dollars in thousands)                     2007            2006            2007             2006
                                       ------------    ------------    ------------     ------------
Total Interest Income                  $      2,252    $      2,277    $      6,831     $      6,490
Total Interest Expense on Deposits              726             623           2,153            1,730
Total Interest Expense on Borrowings            365             350           1,137              861
Net Interest Income                           1,161           1,304           3,541            3,899
Provision for Loan Losses                        --               1               2               48
Non-interest Income                              77              76             726              247
Non-interest Expense                          1,191           1,231           3,886            3,879
Income Taxes (Benefit)                           16              50             (37)              82
Net Income                             $         31    $         98    $        416     $        137

PERFORMANCE RATIOS

Return on Average Assets                       0.08%           0.25%           0.36%            0.12%
Return on Average Equity                       0.78%           2.42%           3.55%            1.13%
Interest Rate Spread                           3.01%           3.38%           3.01%            3.47%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                      0.19%           0.19%           0.19%            0.19%
Non-performing Loans to Total Assets           0.20%           0.05%           0.20%            0.05%

CAPITAL RATIO
Association's Core Tier 1 Capital
to Adjusted Total Assets                      10.79%           9.78%

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